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                                                                 EXHIBIT 99.1(g)


                  MERRILL LYNCH MULTI-STATE MUNICIPAL SERIES TRUST

                            Establishment and Designation

                                          of

                        Class A Shares and Class B Shares of
                             Beneficial Interest of the
                           Series Designated Merrill Lynch
                      Michigan Municipal Bond Fund of the Trust

               The undersigned, being a majority of the Trustees of Merrill Lynch Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section 6.2 of the Declaration of Trust, as amended, dated August 2, 1985 (the "Declaration") of the Trust, do hereby divide the shares of beneficial interest of the Series designated "Merrill Lynch Michigan Municipal Bond Fund" (the "Fund") of the Trust, par value $. 10 per share ("Shares"), to create two classes of Shares, within the meaning of said Section 6.2, as follows:

               1. The two classes of Shares are designated "Class A Shares" and "Class B Shares".

               2. Class A Shares and Class B Shares shall be entitled to all of the rights and preferences accorded to Shares under the Declaration.

               3.        The purchase price of Class A Shares and Class B
                         Shares, the method of determination of net asset value of Class A Shares and Class B Shares, the price, terms and manner of redemption of Class A Shares and Class B Shares, and the relative dividend rights of holders of Class A Shares and Class B Shares shall be established by the Trustees of the Trust in accordance with the provisions of the Declaration and shall be set forth in the currently effective prospectus and statement of additional information of the Trust relating to the Fund, as amended from time to time, under the Securities Act of 1933, as amended.
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              IN WITNESS WHEREOF, the undersigned have signed this instru-
         ment and have caused a duplicate original to be lodged among the records of the Trust this 18th day of December, 1992.



         /s/ Kenneth S. Axelson             /s/Andre F. Perold
         ----------------------             --------------------
         Kenneth S. Axelson                 Andre F. Perold
         75 Jameson Point Road              Morgan Hall
         Rockland, Maine 04841              Soldiers Field Road
                                            Boston, Massachuse, 02163



         /s/ Herbert I. London              /s/ Arthur Zeikel
         ----------------------             --------------------
         Herbert I. London                  Arthur Zeikel
         New York University                Box 9011
         113-115 University Place           Princeton, New Jersey 08543-9011
         9th Floor
         New York, New York 10003



         /s/ Joseph L. May
         ----------------------
         Joseph L. May
         222 Fourth Avenue North
         Nashville, Tennessee 37219

              The Declaration of Trust establishing Merrill Lynch Multi-State Municipal Series Trust, dated August 2, 1985, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name of "Merrill Lynch Multi-State Municipal Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Merrill Lynch Multi-State Municipal Series Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.

                                       2